UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 11, 2019

AMAZING ENERGY OIL AND GAS, CO.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-52392
(Commission File No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
(Address of principal executive offices and Zip Code)

(855) 448-1922
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03
Creation of a Direct Financial Obligation

On September 11, 2019 Amazing Energy Oil & Gas, Co. (“Amazing” or the “Company”) finalized a loan agreement with Morningview Financial, LLC whereby the Company borrowed the aggregate sum of two hundred fifty thousand and no/100 dollars ($250,000.00) (the “Loan”).

The loan contained an original issue discount of ten percent (10%), bears interest at the rate of twelve percent (12%) per annum, matures on March 02, 2020 (the “Maturity Date”) and is convertible in whole or in part, at any time prior to the date the Loan is repaid in full, into shares of the Company’s common stock at a fifty percent (50%) discount to the market price of the Company’s common stock. The Company may pre-pay the Loan, in full, at any time prior to the Maturity Date so long as Company is not in default under any terms of the Loan.

The proceeds of the Loan will be used for general working capital.

Item 3.02
Unregistered Sales of Equity Securities.

The Company issued, as a commitment fee related to the Loan, a total of one million eight hundred seventy-five thousand (1,875,000) shares of its common stock (the “Shares”). If the Loan is paid off on or before the Maturity Date, one million five hundred sixty-two thousand five hundred (1,562,500) of the Shares will be returned to the Company and canceled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 11th day of September, 2019.

AMAZING ENERGY OIL AND GAS, CO.

BY:	/s/ Will McAndrew III
Will McAndrew III, CEO